CUSTODY AGREEMENT

This AGREEMENT made as of January 22, 2016, by and between UMB BANK N.A., as Custodian a national banking association organized under the laws of the United States ("Custodian") and THE COMMUNITY DEVELOPMENT FUND ("Customer") a statutory trust organized under the laws of the State of Delaware. In consideration of the premises, undertaking AND COVENANTS HERein, the parties agree as follows:

1. Appointment and Acceptance. Customer hereby appoints Custodian as its agent to provide custody and other services in connection with cash, securities and other property delivered from time to time to Custodian hereunder by, or at the direction of, Customer, and income, distributions and payments received by Custodian with respect thereto (collectively the "Assets"); and Custodian hereby agrees to act in such capacity, and perform such services, and hold the Assets in a custody account established in the name of Customer (the "Account"), upon the terms and conditions set forth below. For purposes of this Agreement, all references contained herein to actions, directions and responsibilities (other than the obligations set forth in Sections 12 and 14 below) of Customer shall include, apply to and be binding upon the Customer's agents, including any investment manager or advisor, appointed and authorized by Customer to direct Custodian or otherwise take actions on behalf of Customer in connection with Custodian's services and responsibilities hereunder. Customer shall provide written notice to Custodian of the identity of all such appointed agents and the scope of their authority to act hereunder. Customer shall be responsible for providing to each such agent a copy of this Agreement and all written policies and procedures of Custodian governing its performance of services hereunder that Customer shall receive from time to time. In the event that Customer requires Custodian to establish one or more "sub-Accounts" under this Agreement, Customer shall identify such sub-Accounts on a separate Exhibit A attached hereto, and which may be amended from time to time. In such event, Customer shall deposit or direct the transfer of Assets to or among the separate sub-Accounts. Further, for such situations, the term "Account" as used in this Agreement shall refer to one or all of the sub-Accounts established by Customer, as the context of this Agreement shall require.

2. Asset Delivery, Transfer, Custody and Safekeeping.

2.1. Customer will from time to time deliver (or cause to be delivered) Assets to Custodian, which Custodian shall receive and accept for the Account upon appropriate directions from the Customer. All transactions involving Assets shall be recorded in the Account.

2.2. Upon receipt of appropriate directions, Custodian will release and return Assets to Customer, Customer's Depository (as that term is defined in Section
3.3 below) account or accounts, or otherwise deliver Assets to such location or third party, as such directions may indicate, provided that, in connection therewith it is the sole responsibility of Customer to provide any transfer documentation as may be required by the Depository or third party recipient. Custodian shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any Assets, except as provided herein or pursuant to appropriate directions.


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2.3. Custodian shall follow Customer's or Customer's designated agent's, as applicable, written directions with respect thereto consistent with Custodian's governing policies and procedures and in the absence of such directions Custodian shall take no action.

2.5. Absent specific investment directions to the contrary from Customer, Custodian is hereby authorized and directed by Customer to hold all cash and all checks and drafts (when collected funds are received) in __________________ Customer acknowledges receipt of the current prospectus for the applicable, designated money market fund to be held in this Account. Mutual funds are not guaranteed by, or deposits of, any bank including UMB Bank, N.A., nor are such funds insured by the FDIC or any other agency. Investments in mutual funds involve risks, including the possible loss of principal. This authorization and direction shall continue in effect with respect to the designated fund should the fund be merged with or into another money market fund. The Custodian shall be entitled to sell or redeem any such investment as necessary to make any distributions required under this Agreement and shall not be liable or responsible for any loss resulting from any such sale or redemption.

2.6. Customer hereby authorizes and approves Custodian's performance of its services and duties hereunder consistent with the terms and conditions of the Custodian's duly adopted policies and procedures, as established and modified from time to time, related to the subject matter hereof.

3. Powers of Custodian. In the performance of its duties hereunder, Custodian shall have the following powers:

3.1. To register any of the Assets in the name of Customer or in the Custodian's name or in the name of a nominee of Custodian or in the name of the Custodian's agent bank or to hold any of the Assets in unregistered form or in such form as will pass title by delivery, provided that such Assets shall at all times be recorded in Customer's Account hereunder as one of the Assets. In consideration of Custodian's registration of any securities or other property in the name of Custodian or its nominee or agent, Customer agrees to pay on demand to Custodian or to Custodian's nominee or agent the amount of any loss or liability for Stockholders' assessments, or otherwise, claimed or asserted against Custodian or Custodian's nominee or agent by reason of such registration.

3.2. To make, execute, acknowledge and deliver any and all documents of transfer and conveyance and any or all other instruments that may be necessary or appropriate to carry out the duties described and powers granted herein.

3.3. To employ agents and to delegate duties to them as it sees fit and to employ or consult with experts, advisors and legal counsel (who may be employed also by Customer) and to rely on information and advice received from such agents, experts, advisors, and legal counsel.

3.4. To perform any and all other ministerial acts deemed by Custodian necessary or appropriate to the proper discharge of its duties hereunder.

4. Purchases. Upon availability of sufficient funds and receipt of appropriate directions from Customer, Custodian shall pay for and receive Assets purchased for the Account, payment for which is to be made in the amount specified in such instructions and only upon receipt by Custodian of the Assets in satisfactory form for transfer.


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5. Sales. Upon receipt of appropriate directions from Customer, Custodian will deliver Assets held by it as Custodian hereunder and sold by or for Customer against payment to Custodian of the amount specified in such directions in accordance with the then current securities industry practices and in form satisfactory to Custodian. Customer acknowledges that the current securities industry practice is delivery versus payment on delivery date. Custodian agrees to use its best efforts to obtain payment therefore during the same business day, but Customer confirms its sole assumption of all risks of payment for such deliveries. Custodian may accept checks, whether certified or not, in payment for securities delivered on Customer's direction, and Customer assumes sole responsibility for the risks of collectability of such checks.

6. Settlements.

6.1. Custodian shall provide Customer with settlement of all purchases and sales of Assets in accordance with Custodian's then prevailing settlement policies provided that (a) appropriate directions for purchases and sales are received by Custodian in accordance with Custodian's then current published instruction deadline schedule, and (b) Custodian has all other information, funds and/or Assets necessary to complete the transaction.

6.2. The Custodian shall not be liable or responsible for or on account of any act or omission of any broker or other agent designated by Customer to purchase or sell securities for the Account of Customer.

7. Corporate Actions. In connection with any mandatory conversion of Asset securities pursuant to their terms, reorganization, recapitalization, redemption in kind, consolidation, or other exchange transaction that does not require or permit approval by the owner of the affected Assets, Custodian will tender or exchange securities held for other securities, for other securities and cash, or for cash alone.

8. Collections. Custodian shall collect all income, principal and other distributions due and payable on securities held either by Custodian or a Depository but shall be under no obligation or duty to take action to effect collection of any amount if the Assets upon which such payment is due are in default, or if payment is refused after due demand and presentation. Custodian shall have no responsibility to notify Customer in the event of such default or refusal to pay, but if Custodian receives notice of default or refusal to pay from an issuer or transfer agent, Custodian shall so advise Customer. Collections of monies in foreign currency, to the extent possible, are to be converted into United States dollars at customary rates through customary banking channels, including Custodian's own banking facilities, and in accordance with Custodian's prevailing policies for foreign funds repatriation. All risk and expense incident to such foreign collection and conversion is the responsibility of the Account and Custodian shall have no responsibility for fluctuations in exchange rates affecting such collections or conversion.

9. No Discretionary Authority; Standard of Care. Customer and Custodian acknowledge that, except to the extent set forth in any separate instrument signed by the parties with respect to this Agreement, Custodian's duties hereunder do not include any discretionary authority, control or responsibility with respect to the management or disposition of any Asset; that Custodian has


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no authority or responsibility to render investment advice with respect to any
Asset; and that Custodian is not a fiduciary with respect to Customer. In addition, it is agreed that:

9.1. Custodian shall have no duty to make any evaluation or to advise anyone of the suitability or propriety of action or proposed action of Customer in any particular transaction involving an Asset or the suitability or propriety of retaining any particular investment as an Asset. The Custodian shall have no duty or authority to review, question, approve or make inquiries as to any investment instructions given pursuant hereto. The Custodian shall be under no duty or obligation to review the securities or other property held in the Account with respect to prudence or diversification.

9.2. Custodian shall not be liable for any loss or diminution of Assets by reason of investment experience or for its actions taken in reliance upon a direction or other instruction from Customer.

9.3. Custodian shall have no duty or responsibility to monitor or otherwise investigate the actions or omissions of Customer.

9.4 . Custodian shall only be responsible for the performance of such duties as are expressly set forth herein or in directions or other instructions of Customer which are not contrary to the provisions of this Agreement. Custodian shall exercise reasonable care in the performance of its services hereunder. In no event shall Custodian be liable for indirect or consequential damages.

9.5. Custodian shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by directions or other instructions, actions or omissions of Customer or by circumstances beyond Custodian's reasonable control, including, without limitation, loss of malfunctions of utility, transportation, computer (hardware and software) or communication service; nor shall any such failure or delay give Customer the right to terminate this Agreement, except as provided in section 15 of this Agreement.

9.6. The Custodian is not responsible or liable in any manner for the sufficiency, correctness, genuineness or validity of this Custody Agreement or with respect to the form of execution of the same.

9.7. The Custodian shall not be liable for anything which it may do or refrain from doing in connection herewith, except for liability resulting from its own gross negligence or willful misconduct. Custodian may consult legal counsel in the event of any dispute or question as to the construction of any provisions hereof or its duties hereunder, and it shall incur no liability and shall be fully protected in acting in accordance with the advice of such counsel.

10. Books, Records and Accounts.

10.1. Custodian will make and maintain proper books of account and complete records of all Assets and transactions in the Account maintained by Custodian hereunder on behalf of Customer.

10.2. On at least four (4) business days' notice, Custodian will make available to and permit inspection during Custodian's regular business hours by Customer and its auditors of all books, records, and accounts retained by Custodian (or, to the extent practicable, its agents) in connection with its duties hereunder on behalf of Customer.


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11. Instructions and Directions.

11.1. Custodian shall be deemed to have received appropriate "instructions" or "directions" upon receipt of written instructions or directions, (a) signed or given by any person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by Customer to Custodian which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of the Customer or (b) signed or given by any other person(s) duly authorized by Customer to give instructions or directions to Custodian hereunder or whom Custodian reasonably believes to be so authorized (such as an investment adviser or other agent designated by Customer, for example).

11.2. Appropriate instructions or directions shall include instructions or directions sent to Custodian or its agent by letter, memorandum, facsimile(confirmed receipt by phone) or internet e-mail. Customer assumes full responsibility for the security of electronically transmitted communications, whether sent by Customer or Custodian.

11.3. In the event that Custodian is directed to deliver Assets to any party other than Customer or Customer's agent, appropriate directions shall include, and Customer shall supply, customary transfer documentation as required by such party, and, to the extent that such documentation has not been supplied, Custodian shall not be deemed to have received appropriate directions.

12. Compensation; Custodian shall be entitled to fees and expenses for its regular services as Custodian as set forth in Exhibit [A]. Additionally, Custodian is entitled to fees for extraordinary services and reimbursement of any out of pocket and extraordinary costs and expenses. Custodian shall have a first lien upon all funds held hereunder for the purposes of paying its fees and expenses. Provided that such additional fees or costs or expenses are reasonable, non-allocated items billed at cost and directly related to the provision of Custodial services to the Customer All such additional fees or costs or expenses shall not be above $250 individually or $2,000 in the aggregate per year, unless approved in advance by Customer in writing (including email). Amounts payable by the Fund under and pursuant to this
Section 12 shall be payable by wire transfer to the Custodian.

13. Customer Responsibility. Customer shall be responsible for the review of all reports, accountings and other statements provided thereto by the Custodian, and shall within ninety (90) days following receipt thereof notify the Custodian of any mistakes, defects or irregularities contained or identified therein, after which time all such matters shall be presumed to be ratified, approved and correct and shall not provide any basis for claim or liability against the Custodian.

14. Indemnification. Customer hereby agrees to indemnify Custodian and its controlling person, officers, directors, employees and agents (each an "Indemnified Party") and hold each Indemnified Party harmless from and against any cost, losses, claims, liabilities, fines, penalties, damages and expenses (including reasonable attorneys' and accountants' fees (collectively, a


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"Claim") arising out of (I) Customer's actions or omissions or (ii) Custodian's action taken or omitted hereunder in reliance upon Customer's instructions, or upon any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument delivered hereunder to Custodian, reasonably believed by Custodian to be genuine or bearing the signature of a person or persons authorized by Customer to sign, countersign or execute the same; provided, that Customer shall not indemnify an Indemnified Party for any Claim arising from the Indemnified Party's judicially determined willful misfeasance, bad faith or negligence in the performance of its duties under this Agreement.

15. Termination.

15.1. Either party may terminate this Agreement at any time for any reason by giving the other party sixty (60) days written notice (including e-mail) at any time without any payment of any penalty by either party. This Agreement will have a term of two (2) years.

15.2. Upon termination of this Agreement, Custodian shall follow such reasonable Customer instructions concerning the transfer of Assets' custody and records; provided, that (a) Custodian shall have no liability for shipping and insurance costs associated therewith; (b) Custodian shall not be required to make any such delivery or payment until full payment shall have been made by Customer of all liabilities constituting a charge on or against Custodian and until full payment shall have been made to Custodian of all its compensation, costs, including special termination costs, if any, and expenses hereunder; Custodian shall provide reasonable advance notice to Customer for any such costs or expenses; and (c) Custodian shall have been reimbursed for any advances of monies or securities made hereunder to Customer. If any Assets remain in the Account, Customer acknowledges and agrees that Custodian may designate Customer as successor Custodian hereunder and deliver the same directly to Customer.

15.3. Upon termination of this Agreement, all obligations of the parties to each other hereunder shall cease, except that all indemnification provisions herein shall survive with respect to any Claims arising from events prior to such termination.

16. Binding Obligations. Customer and Custodian each hereby represent that this Agreement constitutes its legal, valid and binding obligation enforceable in accordance with the terms hereof; subject, as to enforcement of remedies, to applicable bankruptcy and insolvency laws, and to general principles of equity.

17. General Provisions.

17.1. Notice. Except as provided in paragraph 11 above, any notice or other communication under this Agreement shall be in writing and shall be considered given when delivered by certified mail, return receipt requested, to the parties at the addresses set forth on the execution page hereof (or at such other address as a party may specify by notice to other). Notice shall be effective upon receipt if by mail, or on the date of personal delivery (by private messenger, courier service or otherwise) or telex or facsimile, whichever occurs first, to the addressed indicated below. The below addresses and individuals may be changed at any time by an instrument in writing executed by the party giving same and given to the other party, in accordance with the procedure set forth above.


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17.2. No Tax Responsibility. Notwithstanding any other terms or conditions contained herein, Custodian shall not be responsible for, and Customer does hereby waive all duties or functions of Custodian (imposed by law or otherwise) relating to, the withholding and government deposit of any and all taxes, or amounts with respect thereto, that may be incurred or payable in connection with the Account established hereunder, income or gain realized on Assets held therein or transactions undertaken with respect thereto. Except as required by law in such manner that cannot be delegated to or assumed by Customer, Custodian shall have no responsibility to undertake any federal, state, or local tax reporting in connection with Assets, the Account or transactions therein.

17.3. Complete Agreement; Modification. This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreement(s) between them concerning the subject, and cannot be amended or modified in any manner except by a written agreement executed by both parties. Notwithstanding the foregoing, if at any time Custodian is holding assets or property of Customer pursuant to any other custodial, pledge or other agency agreement with Customer (or which Customer has acknowledged in instructions to Custodian) and one or more third parities that involves Custodian's duties or obligations to a third party (which may be affiliates to Custodian) with respect to Assets, the terms and requirements of the other agreement(s) concerning such Assets shall supersede and control the provisions and duties set forth herein.

17.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri applicable to agreements made and to be performed in Missouri.

17.5. Assignment. No party may assign any of its rights hereunder without the consent of the other, which consent shall not be unreasonably withheld. The foregoing consent requirement does not apply if either party shall merge or consolidate with or sell substantially all of its assets to another corporation, provided that such other corporation shall assume without qualification or limitation all obligations of that party hereunder either by operation of law or by contract.

17.6. Separability. If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

17.7. No Third Party Rights. In performing its services hereunder, Custodian is acting solely on behalf of Customer. No agency, contractual or service relationship shall be deemed to be established hereby between Custodian and any other persons except as specified by the documentation required in Section 11.1.

17.8. Counterparts and Duplicates. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, but all of which together shall constitute the same instrument. This Agreement and any administrative form under the Agreement may be proved either by a signed original or by a reproduced copy thereof (including, not by way of limitation, a microfiche copy or an electronic file copy).

17.9. Customer's Agent -- Shareholder Rights. Should Customer require that a designated agent for the Account, such as an investment advisor, be responsible for proxy voting and other special


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matters and shareholder rights as specified in Section 2.4, above, the Customer shall provide the name and address of that agent below. Such agent shall be removed upon Custodian's receipt of a written removal from Customer. Customer may designate more than one agent to be responsible for separate sub-Accounts or investment accounts under this Agreement by providing a clear, written designation to that effect to Custodian. The Custodian may not be designated below unless it has separately agreed in writing to act as investment advisor for the Account.

17.10. Patriot Act Compliance. In order to comply with provisions of the USA Patriot Act of 2001, as amended from time to time, the Custodian may require the Selling Shareholder to provide the Custodian with certain information and/or documentation to verify, confirm and record identification of persons or entities who are parties to this agreement.

     DESIGNATED AGENT: UMB FUND SERVICES

     Address:           1010 Grand Avenue, Kansas City MO 64106
     Telephone Number: (816) 860-5960

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representative as of the date and year first above written.

CUSTOMER:                                   UMB BANK, N.A.

BY: /S/ KENNETH H. THOMAS                   /S/ ELIZABETH EWERT
   ----------------------                   --------------------------
BY:
   ----------------------                   --------------------------

TITLE: PRESIDENT                            SR. VICE PRESIDENT
       ---------                            --------------------------
TITLE:
      --------------------------

Customer Address:                           Custodian Address:
The Community Development Fund              UMB Bank, N.A.
6255 Chapman Field Drive                    1010 Grand Avenue
Miami, FL 33156                             Kansas City, MO 64106







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                                   EXHIBIT A

                                   [REDACTED]